[Logo of Telco Communications Group, Inc.]


                        TELCO COMMUNICATIONS GROUP, INC.
                          COMPLETES ACQUISITION OF
                        ADVANTIS VOICE NETWORK ASSETS

CHANTILLY, Va. (April 15, 1997) - Telco Communications Group, Inc. (Nasdaq/NM:TCGX) and its wholly owned subsidiaries (collectively "Telco" or "the Company"), today announced that its newly formed network subsidiary has completed the acquisition of the voice network assets of Advantis for approximately $170 million in cash. The Advantis assets include approximately 100,000 network miles of DS-3 fiber optic capacity (under a long-term lease), five Nortel DMS 250 switches, and other ancillary equipment. In conjunction with this acquisition, the Company closed on an increase in its credit facility from $100 million to $200 million with a group of banks led by NationsBank.

     Telco Communications Group, Inc. is one of the nation's ten largest long distance companies. Telco is a rapidly growing nationwide switch-based provider of a full spectrum of long distance telecommunications products and services targeting residential, commercial and carrier customers. Telco markets its residential products and services primarily through its Dial & Save and Long Distance Wholesale Club subsidiaries. Telco markets its commercial and carrier products through approximately 300 sales professionals in 28 regional offices in 16 states.